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                                                                Exhibit 23.2


Consent of Independent Auditors

The Board of Directors
Armstrong World Industries, Inc.:


We consent to the use of our audit report dated February 16, 1996, except as to the note entitled "Restated Consolidated Financial Statements", which is as of October 8, 1996, on the consolidated balance sheets of Armstrong World Industries, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of earnings, cash flows and shareholders' equity and related supplementary information on depreciation rates and schedule for each of the years in the three-year period ended December 31, 1995, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                                           KPMG Peat Marwick LLP


Philadelphia Pennsylvania
October 29, 1996